Exhibit 99.1

PRESS RELEASE

Ormat Technologies Contact: Dita Bronicki CEO 775-356-9029 dbronicki@ormat.com	Investor Relations Contact: Todd Fromer/Rob Fink KCSA Strategic Communications 212-896-1215(Todd)/212-896-1206 (Rob) tfromer@kcsa.com / rfink@kcsa.com

ORMAT TO REPLACE UP TO 21.5 MW OF CONTRACTS TIED TO NATURAL GAS PRICES
FROM THE MAMMOTH COMPLEX WITH NEW
LONG-TERM POWER PURCHASE AGREEMENTS

The improved energy rates under the new PPAs, are secured until 2033and will significantly improve the Mammoth complex profitability

(RENO, Nev.) March  20, 2013 -- Ormat Technologies, Inc. (NYSE: ORA) announced today that in April 2013  it will begin selling up to 14 MW of geothermal power from the G3 plant in the Mammoth Complex in California to Pacific Gas & Electric (PG&E) under a new 20 year power purchase agreement (PPA) . Deliveries under a separate PPA for up to 7.5 MW of geothermal power from the G1 plant in the Mammoth complex are expected to start by the end of 2013.

Management anticipates that the switch to the new 20- year PPA’s with improved rates that are secured until 2033 will significantly improve the company’s profitability from this complex as they will replace the variable rates under the current Standard Offer #4 PPAs, which are based on the short run avoided cost (SRAC) energy rate that is tied to natural gas prices.

On March 15, 2013, Ormat finalized the agreement with Southern California Edison (SCE), by which the current G1 and G3 Standard Offer #4 PPAs will terminate. Under the agreement, Ormat will continue to sell power from G2, the third plant of the Mammoth complex, under its existing PPA with SCE, with the term of the contract extended by an additional six years until early 2027. The agreement also calls for Ormat to pay SCE a one-time early termination fee of approximately $9 million. The fee will be recorded as an expense in the first quarter of 2013.

Yoram Bronicki, president and chief operation officer of Ormat, stated: “Completing this deal is a very important accomplishment for the company and reflects its strategy of having long term fixed rates PPAs with no volatility. We mark this event as part of our continuing efforts to improve profitability”

Yoram added: “We are delighted to add PG&E to our customer base in California that have come to rely on us for our reliable, firm and flexible geothermal power. I would also like to thank the professional teams at SCE and PG&E for their hard work and cooperation in this complicated transaction.”

About Ormat Technologies

With over four decades of experience, Ormat Technologies, Inc. is a leading geothermal company and the only vertically integrated company solely engaged in geothermal and recovered energy generation (REG). The company owns, operates, designs, manufactures and sells geothermal and REG power plants primarily based on the Ormat Energy Converter – a power generation unit that converts low-, medium- and high-temperature heat into electricity.  With over 82 U.S. patents, Ormat’s power solutions have been refined and perfected under the most grueling environmental conditions.  Ormat’s flexible, modular solutions for geothermal power and REG are ideal for the vast range of resource characteristics.  The company has engineered and built power plants, which it currently owns or has supplied to utilities and developers worldwide, totaling approximately 1600 MW of gross capacity. Ormat’s current generating portfolio of 575 MW (net) includes Brady, Brawley, Heber, Jersey Valley, Mammoth, McGinness Hills, Ormesa, Puna, Steamboat, Tuscarora, OREG 1, OREG 2, OREG 3 and OREG 4 in the U.S.; Zunil and Amatitlan in Guatemala; Olkaria III in Kenya; and, Momotombo in Nicaragua.

Ormat’s Safe Harbor Statement

Information provided in this press release may contain statements relating to current expectations, estimates, forecasts and projections about future events that are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally relate to Ormat’s plans, objectives and expectations for future operations and are based upon its management's current estimates and projections of future results or trends. Actual future results may differ materially from those projected as a result of certain risks and uncertainties. For a discussion of such risks and uncertainties, see "Risk Factors" as described in Ormat Technologies, Inc.'s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 11, 2013.

These forward-looking statements are made only as of the date hereof, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.